Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS RECORD PROFIT OF $5.9 MILLION
-- Total Assets Surpass the $2 Billion Milestone on Robust First Quarter Growth --

MADISON, Wis., April 25, 2019 (GLOBE NEWSWIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (Nasdaq:FBIZ) reported first quarter 2019 net income of $5.9 million, driven by exceptional loan and deposit growth, solid net interest margin, record top line revenue, and reduced credit costs.

Summary results for the quarter ended March 31, 2019 include:

•	Net income increased to a record $5.9 million, compared to $4.1 million in the linked quarter and $3.6 million in the first quarter of 2018.

•	Diluted earnings per common share measured $0.67, compared to $0.46 and $0.42 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 1.20% and 13.67%, respectively, compared to 0.83% and 9.06% for the linked quarter and 0.78% and 8.88% for the first quarter of 2018.

•	Net interest margin was 3.79%, compared to 3.69% in the linked quarter and 3.65% for the first quarter of 2018.

•	Net interest income was $17.8 million, increasing by $639,000 from the linked quarter and by $1.6 million from the first quarter of 2018.

•
Top line revenue, the sum of net interest income and non-interest income, totaled a record $22.4 million, compared to $21.8 million in the linked quarter and $20.9 million in the first quarter of 2018.

•	Provision for loan and lease losses was $49,000, compared to $983,000 for the linked quarter and $2.5 million for the first quarter of 2018.

•	SBA recourse provision was $481,000, compared to $1.8 million in the linked quarter and a recourse benefit of $295,000 for the first quarter of 2018.

•	The Company’s efficiency ratio measured 68.04%, compared to 66.95% for the linked quarter and 67.45% for the first quarter of 2018.

•
The Company’s active in-market historic tax credit program contributed $846,000, or $0.10 per share, compared to $752,000, or $0.09 per share, in the linked quarter and zero contribution in the first quarter of 2018.

•	Record period-end, gross loans and leases receivable of $1.657 billion grew 9.6% annualized during the first quarter of 2019 and 6.0% from March 31, 2018.

•	Non-performing assets were $26.1 million at March 31, 2019, compared to $27.8 million and $21.5 million at December 31, 2018 and March 31, 2018, respectively.

•
Record period-end, in-market deposits of $1.239 billion, which consist of all transaction accounts, money market accounts, and non-wholesale deposits, increased 20.4% annualized during the first quarter of 2019 and 5.1% from March 31, 2018.

“The strong fundamental performance combined with lower credit costs and unusually high levels of certain recurring income items that can be volatile on a quarterly basis, namely fees in lieu of interest and historic tax credit benefits, resulted in quarterly earnings that exceeded expectations,” said Corey Chambas, President and Chief Executive Officer.
Results of Operations
Net interest income of $17.8 million increased by $639,000, or 3.7%, compared to the linked quarter and $1.6 million, or 9.6%, compared to the first quarter of 2018. The increase compared to the linked and prior year quarters was principally due to an increase in both average loans and leases outstanding and net interest margin. Average gross loans and leases of $1.644 billion increased by $27.3 million, or 6.7% annualized, from the linked quarter and $99.0 million, or 6.4%, compared to the first quarter of 2018. Both periods of comparison benefited from increases to short-term market rates, which management defines as the daily average effective federal funds rate for purposes of estimating interest-earning asset and interest-bearing liability betas. We present betas, which represent the change in the yield of our interest-earning assets or the rate paid on our interest-bearing liabilities over a particular period, compared to the changes in the daily effective federal funds rate over that period. The benefit from the increase in short-term market rates during the first quarter of 2019, compared to the linked and prior year quarters, was partially offset by an increase in interest expense resulting from an increase in rates across various interest-bearing deposit products, combined with the promotion of deposit campaigns in select local markets designed to appeal to prospective private wealth management clients.
The yield on average loans and leases improved to 5.89%, up from 5.70% and 5.09% in the linked and prior year quarters, respectively. The average loans and leases beta was 106% from the linked quarter and 85% from the prior year quarter. The increase in yield from the linked and prior year quarters was primarily due to above average fees collected in lieu of interest and the increase in short-term market rates. Fees collected in lieu of interest were $2.2 million in the first quarter of 2019, compared to $1.4 million in the linked quarter and $1.0 million in the prior year quarter. Excluding fees collected in lieu of interest, the average loans and leases beta was -5% from the linked quarter and 54% from the prior year quarter. Similarly, the yield on average interest-earning assets improved to 5.48%, up from 5.29% and 4.67% in the linked and prior year quarter, respectively. The average interest-earning assets beta was 106% from the linked quarter and 86% from the prior year quarter. Also, excluding fees collected in lieu of interest, the average interest-earning assets beta was 10% from the linked quarter and 59% from the prior year quarter.
The Company’s cost of average interest-bearing liabilities increased to 2.11% for the first quarter of 2019 from 1.99% and 1.25% in the linked and prior year quarters, respectively. The average interest-bearing liabilities beta was 67% from the linked quarter and 91% from the prior year quarter. Average interest-bearing deposit costs for the first quarter of 2019 increased to 1.93%, up from 1.77% and 0.95% in the linked and prior year quarter, respectively. The average interest-bearing deposit beta was 89% from the linked quarter and 104% from the prior year quarter. Management believes an increase in funding costs may put downward pressure on net interest margin as the Company looks to grow in-market deposits to fund above average loan growth.
Net interest margin measured 3.79% for the first quarter of 2019, compared to 3.69% in the linked quarter and 3.65% in the first quarter of 2018. The increase compared to both the linked and prior year quarters was principally due to the aforementioned above average fees collected in lieu of interest. Excluding fees collected in lieu of interest, net interest margin measured 3.32% for the first quarter of 2019, compared to 3.39% in the linked quarter and 3.44% in the first quarter of 2018. Despite this trend of downward pressure, management expects the execution of its strategies will allow the Company to maintain a net interest margin at or above its target of 3.50%, including fees collected in lieu of interest.
The Company recorded a provision for loan and lease losses of $49,000 in the first quarter of 2019, compared to $983,000 in the linked quarter and $2.5 million in the first quarter of 2018. The decrease in provision for the first quarter of 2019 was principally driven by a net reduction in historic loss rates, partially offset by an increase in provision related to the aforementioned loan growth. Net charge-offs were $25,000 in the first quarter of 2019, compared to $1.0 million in the linked quarter and $2.6 million in the prior year quarter.
While it was not a source of provision for loan and lease losses during the first quarter of 2019, the legacy on-balance sheet SBA portfolio, defined as outstanding SBA loans originated prior to 2017, has been a source of elevated non-performing assets. However, the size of the legacy portfolio continues to decline. As of March 31, 2019, total on-balance sheet legacy loans were $38.9 million, compared to $39.3 million and $45.8 million at December 31, 2018 and March 31, 2018, respectively. Total performing on-balance sheet legacy loans were $24.4 million at March 31, 2019, down from $26.3 million and $37.8 million at December 31, 2018 and March 31, 2018, respectively.
Non-interest income totaled $4.6 million, or 20.7% of total revenue, in the first quarter of 2019, compared to $4.6 million, or 21.4% of total revenue, in the linked quarter and $4.7 million, or 22.4% of total revenue, in the prior year quarter. Continued stability in non-interest income was marked by steady trust and investment service fees, modest SBA gains, and fee income related to the Company’s commercial loan swap transactions.
Trust and investment services fee income, which remained the Company’s largest source of non-interest income, totaled $1.9 million in the current, linked, and prior year quarters. Strong equity markets and successful business development and client retention efforts propelled trust assets under management and administration to a record $1.732 billion at March 31, 2019, up $101.6 million, or 24.9% annualized, from the linked quarter and $152.8 million, or 9.7%, from March 31, 2018. Management expects new business development efforts to remain strong throughout 2019 and beyond as the Company continues to expand the private wealth management business outside its mature Wisconsin markets.
Gains on sale of SBA loans totaled $242,000 in the first quarter of 2019, compared to $267,000 in the linked quarter and $269,000 in the first quarter of 2018. As of March 31, 2019, gross SBA loan commitments closed, but not ready for sale, increased to $9.2 million, compared to $8.4 million as of December 31, 2018. “Based on our current pipeline of approved and closed SBA loans, we believe gains on sale of SBA loans will increase meaningfully during the second quarter of 2019,” said Chambas.

Swap fee income totaled $473,000 in the first quarter of 2019, compared to $662,000 in the linked quarter and $633,000 in the first quarter of 2018. While interest rate swaps continue to be a valuable product for the Bank’s commercial borrowers, the fee income associated with this product is unpredictable as it is dependent on client demand and interest rate expectations.
Non-interest expense was $17.7 million for the first quarter of 2019, compared to $18.2 million for the linked quarter and $13.9 million in the first quarter of 2018. Operating expense, as defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release, totaled $15.2 million in the first quarter of 2019, $14.6 million in the linked quarter, and $14.1 million in the first quarter of 2018.
The Company’s first quarter 2019 efficiency ratio was 68.04%, compared to 66.95% for the linked quarter and 67.45% for the prior year quarter. This decrease in efficiency for the period of comparison was primarily due to an increase in compensation expense. Compensation expense for the three months ended March 31, 2019 was $10.2 million, an increase of $733,000 compared to the linked quarter and $1.1 million compared to the prior year quarter. The increase in compensation expense compared to both the linked and prior year quarters reflects annual merit increases as well as the net addition of 19 new producers over the past 12 months across multiple business lines. Full-time equivalent employees were 278 at March 31, 2019, compared to 274 at December 31, 2018 and 256 at March 31, 2018. As these producers begin to generate new business, we expect operating revenue to increase at a greater rate than operating expense, creating positive operating leverage and moving the efficiency ratio back to within the Corporation’s long-term operating goal of 58%-62%. Management expects to continue strategically investing in production and support talent to drive long-term organic revenue growth.
Non-interest expense includes SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold. SBA recourse provision totaled $481,000 in the first quarter of 2019, $1.8 million in the linked quarter, and a recourse benefit of $295,000 in the prior year quarter. The total recourse reserve balance was $3.3 million, or 4.0% of total sold SBA loans outstanding, at March 31, 2019, compared to $3.0 million, or 3.6%, in the linked quarter, and $2.5 million, or 2.6%, in the prior year quarter. The balance of sold legacy SBA loans continues to decline. Total sold legacy SBA loans at March 31, 2019 were $58.2 million, compared to $62.0 million and $88.3 million at December 31, 2018 and March 31, 2018, respectively. Total performing sold legacy SBA loans were $45.7 million at March 31, 2019, down from $49.0 million and $79.2 million at December 31, 2018 and March 31, 2018, respectively. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters, though the magnitude of this volatility should diminish over time as the outstanding balance of sold legacy SBA loans continues to decline.
During the first quarter of 2019, the Company recognized $1.9 million in nonrecurring expense due to the impairment of an in-market federal historic tax credit investment, which corresponded with the recognition of a $2.8 million tax credit during the quarter. The first quarter 2019 effective tax rate, excluding the discrete items, was 22%. For 2019, the Company expects to report an effective tax rate of 20%-22%, excluding discrete items. Management intends to continue actively pursuing in-market tax credit opportunities throughout 2019 and beyond.
Balance Sheet
Period-end, gross loans and leases receivable totaled a record $1.657 billion at March 31, 2019, increasing $39.0 million, or 9.6% annualized, from December 31, 2018 and increasing $93.2 million, or 6.0%, from March 31, 2018.
“For the second consecutive year, we grew loans in the first quarter during what has historically been a seasonally slow period for First Business,” commented Chambas. “We believe the earnings momentum fueled by six consecutive quarters of record loan balances substantiates our strategy to proactively add strong producers across our business lines and markets.”
Period-end, in-market deposits increased to $1.239 billion, or 70.9% of total bank funding at March 31, 2019, compared to $1.179 billion, or 68.2%, at December 31, 2018 and $1.079 billion, or 65.1%, at March 31, 2018. Money market accounts and certificates of deposit were the largest contributors to in-market deposit growth during the quarter, increasing $63.5 million and $14.2 million compared to the linked quarter, respectively.
“The ongoing promotion of strategic deposit campaigns in select markets continued to complement the Company’s traditional strength in commercial banking, contributing to exceptional in-market deposit growth for the second consecutive quarter,” commented Chambas. “Effective business development efforts across the franchise have enabled us to fully fund our above average loan growth during the past two quarters with local in-market deposits priced at or below the alternative cost of wholesale funding.”
Period-end wholesale funding was $507.7 million at March 31, 2019, including FHLB advances of $245.5 million, brokered certificates of deposit of $261.3 million, and deposits gathered through internet deposit listing services of $870,000, compared to period-end wholesale funding of $550.4 million at December 31, 2018.

Consistent with the Company’s longstanding funding strategy to manage risk and use the most efficient and cost-effective source of wholesale funds, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company’s target range of 60%-75%. Management recently updated this range from the previously disclosed 60%-70% to reflect a reduced need for on-balance sheet wholesale funding to match-fund long-term, fixed rate loans due to greater client demand for interest rate swaps, which results in a floating rate loan on our balance sheet.
Asset Quality
Non-performing assets were $26.1 million, or 1.30% of total assets, at March 31, 2019, compared to $27.8 million, or 1.42% of total assets, and $21.5 million, or 1.15% of total assets, at the end of the linked quarter and first quarter of 2018, respectively. The decrease from the linked quarter primarily reflects the remaining payoff of the previously disclosed $9.1 million fully-collateralized asset-based loan identified as impaired during the second quarter of 2018, which reduced non-performing assets by $3.3 million. The successful liquidation of the remaining collateral during the first quarter resulted in the full collection of all remaining contractual principal, interest, fees, and legal expenses. This decrease was partially offset by the repurchase of the sold portion of one legacy SBA loan and the downgrade of certain loans, primarily other legacy SBA loan relationships, which increased non-performing assets by approximately $1.7 million.
Capital Strength
The Company is no longer subject to the capital requirements of the Basel III Rule due to recent revisions to the Small Bank Holding Company Policy Statement. However, the Corporation continues to calculate consolidated capital ratios in accordance with the regulatory framework. As of March 31, 2019, total capital to risk-weighted assets was 12.18%, tier 1 capital to risk-weighted assets was 9.69%, tier 1 leverage capital to adjusted average assets was 9.45%, and common equity tier 1 capital to risk-weighted assets was 9.17%. In addition, as of March 31, 2019, tangible common equity to tangible assets was 8.68%.
Share Repurchases
As of April 23, 2019, the Company had purchased 99,584 shares of its common stock at a weighted average price of $20.94 per share, for a total value of $2.1 million. Under the previously disclosed stock repurchase program approved by its Board of Directors, the company has $2.9 million of buyback authority remaining as of April 23, 2019.
Quarterly Dividend
As previously announced, during the first quarter of 2019, the Company’s Board of Directors declared a regular quarterly dividend of $0.15 per share. The dividend was paid on February 14, 2019 to stockholders of record at the close of business on February 4, 2019. Measured against first quarter 2019 diluted earnings per share of $0.67, the dividend represents a 22.4% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (Nasdaq:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.

•	Fluctuations in interest rates and market prices.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2018 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Assets
Cash and cash equivalents	$56,335	$86,546	$40,293	$45,803	$61,322
Securities available-for-sale, at fair value	156,783	138,358	134,995	135,470	127,961
Securities held-to-maturity, at amortized cost	35,914	37,731	39,950	40,946	41,885
Loans held for sale	5,447	5,287	4,712	4,976	3,429
Loans and leases receivable	1,656,646	1,617,655	1,598,607	1,594,953	1,563,490
Allowance for loan and lease losses	(20,449)	(20,425)	(20,455)	(20,932)	(18,638)
Loans and leases receivable, net	1,636,197	1,597,230	1,578,152	1,574,021	1,544,852
Premises and equipment, net	3,043	3,284	3,247	3,358	3,247
Foreclosed properties	2,547	2,547	1,454	1,484	1,484
Right-of-use assets	8,180	—	—	—	—
Bank-owned life insurance	41,830	41,538	41,212	40,912	40,614
Federal Home Loan Bank stock, at cost	6,635	7,240	6,890	9,295	8,650
Goodwill and other intangible assets	12,017	12,045	12,132	12,380	12,579
Accrued interest receivable and other assets	40,714	34,651	31,293	31,142	32,194
Total assets	$2,005,642	$1,966,457	$1,894,330	$1,899,787	$1,878,217
Liabilities and Stockholders’ Equity
In-market deposits	$1,239,494	$1,179,448	$1,076,851	$1,056,294	$1,078,605
Wholesale deposits	262,212	275,851	332,052	281,431	292,553
Total deposits	1,501,706	1,455,299	1,408,903	1,337,725	1,371,158
Federal Home Loan Bank advances and other borrowings	269,958	298,944	281,430	365,416	308,912
Junior subordinated notes	10,037	10,033	10,029	10,026	10,022
Lease liabilities	8,504	—	—	—	—
Accrued interest payable and other liabilities	30,337	21,474	16,426	12,948	16,645
Total liabilities	1,820,542	1,785,750	1,716,788	1,726,115	1,706,737
Total stockholders’ equity	185,100	180,707	177,542	173,672	171,480
Total liabilities and stockholders’ equity	$2,005,642	$1,966,457	$1,894,330	$1,899,787	$1,878,217

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total interest income	$25,679	$24,522	$23,563	$22,468	$20,722
Total interest expense	7,925	7,407	6,469	5,537	4,520
Net interest income	17,754	17,115	17,094	16,931	16,202
Provision for loan and lease losses	49	983	(546)	2,579	2,476
Net interest income after provision for loan and lease losses	17,705	16,132	17,640	14,352	13,726
Trust and investment service fees	1,927	1,919	1,941	1,987	1,898
Gain on sale of SBA loans	242	267	641	274	269
Service charges on deposits	777	770	788	720	784
Loan fees	414	408	459	389	527
Net loss on sale of securities	—	(4)	—	—	—
Swap fees	473	662	306	70	633
Other non-interest income	805	626	736	542	556
Total non-interest income	4,638	4,648	4,871	3,982	4,667
Compensation	10,165	9,432	9,819	9,116	9,071
Occupancy	590	560	560	544	529
Professional fees	1,210	879	1,027	928	1,035
Data processing	581	614	512	626	611
Marketing	482	617	593	591	333
Equipment	389	345	403	343	343
Computer software	799	780	814	679	742
FDIC insurance	293	353	457	369	299
Collateral liquidation costs	(91)	193	230	222	1
Net loss on foreclosed properties	—	337	30	—	—
Impairment of tax credit investments	2,014	1,529	113	329	113
SBA recourse provision (benefit)	481	1,795	314	99	(295)
Other non-interest expense	829	810	874	621	1,125
Total non-interest expense	17,742	18,244	15,746	14,467	13,907
Income before income tax (benefit) expense	4,601	2,536	6,765	3,867	4,486
Income tax (benefit) expense	(1,298)	(1,528)	1,464	578	837
Net income	$5,899	$4,064	$5,301	$3,289	$3,649

Per common share:
Basic earnings	$0.67	$0.46	$0.60	$0.38	$0.42
Diluted earnings	0.67	0.46	0.60	0.38	0.42
Dividends declared	0.15	0.14	0.14	0.14	0.14
Book value	21.12	20.57	20.19	19.83	19.57
Tangible book value	19.75	19.20	18.81	18.41	18.13
Weighted-average common shares outstanding(1)	8,621,221	8,662,025	8,650,057	8,631,189	8,633,278
Weighted-average diluted common shares outstanding(1)	8,621,221	8,662,025	8,650,057	8,631,189	8,633,278

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,113,723	$14,689	5.28%	$1,093,472	$14,259	5.22%	$1,046,751	$12,341	4.72%
Commercial and industrial loans(1)	466,046	8,839	7.59%	461,041	8,129	7.05%	439,491	6,702	6.10%
Direct financing leases(1)	32,248	326	4.04%	32,721	339	4.14%	29,871	303	4.06%
Consumer and other loans(1)	32,436	353	4.35%	29,963	330	4.41%	29,361	315	4.29%
Total loans and leases receivable(1)	1,644,453	24,207	5.89%	1,617,197	23,057	5.70%	1,545,474	19,661	5.09%
Mortgage-related securities(2)	146,048	939	2.57%	143,109	891	2.49%	128,061	687	2.15%
Other investment securities(3)	30,131	156	2.07%	30,851	156	2.02%	36,392	169	1.86%
FHLB stock	7,055	89	5.05%	7,049	87	4.94%	6,717	49	2.92%
Short-term investments	45,190	288	2.55%	54,625	331	2.42%	57,291	156	1.09%
Total interest-earning assets	1,872,877	25,679	5.48%	1,852,831	24,522	5.29%	1,773,935	20,722	4.67%
Non-interest-earning assets	95,796			95,523			88,750
Total assets	$1,968,673			$1,948,354			$1,862,685
Interest-bearing liabilities
Transaction accounts	$215,400	871	1.62%	$245,910	850	1.38%	$297,730	408	0.55%
Money market	555,692	2,524	1.82%	504,698	2,044	1.62%	514,837	851	0.66%
Certificates of deposit	159,600	957	2.40%	134,356	738	2.20%	80,904	239	1.18%
Wholesale deposits	267,791	1,444	2.16%	302,968	1,631	2.15%	300,855	1,332	1.77%
Total interest-bearing deposits	1,198,483	5,796	1.93%	1,187,932	5,263	1.77%	1,194,326	2,830	0.95%
FHLB advances	267,989	1,444	2.16%	264,043	1,454	2.20%	217,517	1,003	1.84%
Other borrowings	24,449	411	6.72%	24,435	410	6.71%	24,403	413	6.77%
Junior subordinated notes	10,034	274	10.92%	10,031	280	11.17%	10,020	274	10.94%
Total interest-bearing liabilities	1,500,955	7,925	2.11%	1,486,441	7,407	1.99%	1,446,266	4,520	1.25%
Non-interest-bearing demand deposit accounts	257,222			257,320			228,557
Other non-interest-bearing liabilities	37,912			25,101			23,553
Total liabilities	1,796,089			1,768,862			1,698,376
Stockholders’ equity	172,584			179,492			164,309
Total liabilities and stockholders’ equity	$1,968,673			$1,948,354			$1,862,685
Net interest income		$17,754			$17,115			$16,202
Interest rate spread			3.37%			3.30%			3.42%
Net interest-earning assets	$371,922			$366,390			$327,669
Net interest margin			3.79%			3.69%			3.65%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Return on average assets (annualized)	1.20%	0.83%	1.11%	0.70%	0.78%
Return on average equity (annualized)	13.67%	9.06%	12.06%	7.59%	8.88%
Efficiency ratio	68.04%	66.95%	69.55%	67.07%	67.45%
Interest rate spread	3.37%	3.30%	3.42%	3.49%	3.42%
Net interest margin	3.79%	3.69%	3.75%	3.77%	3.65%
Average interest-earning assets to average interest-bearing liabilities	124.78%	124.65%	123.25%	123.25%	122.66%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Non-accrual loans and leases	$23,540	$25,301	$30,613	$31,091	$20,030
Foreclosed properties	2,547	2,547	1,454	1,484	1,484
Total non-performing assets	26,087	27,848	32,067	32,575	21,514
Performing troubled debt restructurings	169	180	187	249	261
Total impaired assets	$26,256	$28,028	$32,254	$32,824	$21,775

Non-accrual loans and leases as a percent of total gross loans and leases	1.42%	1.56%	1.91%	1.95%	1.28%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.57%	1.72%	2.00%	2.04%	1.37%
Non-performing assets as a percent of total assets	1.30%	1.42%	1.69%	1.71%	1.15%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.23%	1.26%	1.28%	1.31%	1.19%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	86.87%	80.73%	66.82%	67.32%	93.05%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Charge-offs	$48	$1,197	$1,914	$306	$2,685
Recoveries	(23)	(184)	(1,983)	(21)	(84)
Net charge-offs (recoveries)	$25	$1,013	$(69)	$285	$2,601
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.01%	0.25%	(0.02)%	0.07%	0.67%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total capital to risk-weighted assets	12.18%	11.85%	12.05%	11.87%	11.78%
Tier I capital to risk-weighted assets	9.69%	9.41%	9.54%	9.34%	9.33%
Common equity tier I capital to risk-weighted assets	9.17%	8.89%	9.00%	8.80%	8.79%
Tier I capital to adjusted assets	9.45%	9.33%	9.34%	9.25%	9.26%
Tangible common equity to tangible assets	8.68%	8.63%	8.79%	8.55%	8.52%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Commercial real estate:
Commercial real estate - owner occupied	$212,698	$203,476	$203,733	$196,032	$197,268
Commercial real estate - non-owner occupied	479,061	484,427	487,842	485,962	484,151
Land development	47,503	42,666	45,009	45,033	46,379
Construction	169,894	161,562	132,271	188,036	156,020
Multi-family	184,490	167,868	174,664	137,388	136,098
1-4 family	33,255	34,340	35,729	35,569	41,866
Total commercial real estate	1,126,901	1,094,339	1,079,248	1,088,020	1,061,782
Commercial and industrial	466,277	462,321	457,932	447,540	443,005
Direct financing leases, net	32,724	33,170	31,090	32,001	31,387
Consumer and other:
Home equity and second mortgages	8,377	8,438	8,388	7,962	8,270
Other	23,367	20,789	23,451	21,075	20,717
Total consumer and other	31,744	29,227	31,839	29,037	28,987
Total gross loans and leases receivable	1,657,646	1,619,057	1,600,109	1,596,598	1,565,161
Less:
Allowance for loan and lease losses	20,449	20,425	20,455	20,932	18,638
Deferred loan fees	1,000	1,402	1,502	1,645	1,671
Loans and leases receivable, net	$1,636,197	$1,597,230	$1,578,152	$1,574,021	$1,544,852
DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Non-interest-bearing transaction accounts	$286,345	$280,769	$233,915	$255,521	$240,422
Interest-bearing transaction accounts	206,360	229,612	256,303	272,057	262,766
Money market accounts	579,539	516,045	475,322	450,654	498,310
Certificates of deposit	167,250	153,022	111,311	78,062	77,107
Wholesale deposits	262,212	275,851	332,052	281,431	292,553
Total deposits	$1,501,706	$1,455,299	$1,408,903	$1,337,725	$1,371,158
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Trust assets under management	$1,564,821	$1,452,911	$1,534,395	$1,465,101	$1,393,654
Trust assets under administration	167,124	177,416	186,530	180,320	185,463
Total trust assets	$1,731,945	$1,630,327	$1,720,925	$1,645,421	$1,579,117

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Common stockholders’ equity	$185,100	$180,707	$177,542	$173,672	$171,480
Goodwill and other intangible assets	(12,017)	(12,045)	(12,132)	(12,380)	(12,579)
Tangible common equity	$173,083	$168,662	$165,410	$161,292	$158,901
Common shares outstanding	8,765,136	8,785,480	8,793,941	8,760,103	8,764,420
Book value per share	$21.12	$20.57	$20.19	$19.83	$19.57
Tangible book value per share	19.75	19.20	18.81	18.41	18.13

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Common stockholders’ equity	$185,100	$180,707	$177,542	$173,672	$171,480
Goodwill and other intangible assets	(12,017)	(12,045)	(12,132)	(12,380)	(12,579)
Tangible common equity	$173,083	$168,662	$165,410	$161,292	$158,901
Total assets	$2,005,642	$1,966,457	$1,894,330	$1,899,787	$1,878,217
Goodwill and other intangible assets	(12,017)	(12,045)	(12,132)	(12,380)	(12,579)
Tangible assets	$1,993,625	$1,954,412	$1,882,198	$1,887,407	$1,865,638
Tangible common equity to tangible assets	8.68%	8.63%	8.79%	8.55%	8.52%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total non-interest expense	$17,742	$18,244	$15,746	$14,467	$13,907
Less:
Net loss on foreclosed properties	—	337	30	—	—
Amortization of other intangible assets	11	11	12	12	12
SBA recourse provision (benefit)	481	1,795	314	99	(295)
Impairment of tax credit investments	2,014	1,529	113	329	113
Total operating expense	$15,236	$14,572	$15,277	$14,027	$14,077
Net interest income	$17,754	$17,115	$17,094	$16,931	$16,202
Total non-interest income	4,638	4,648	4,871	3,982	4,667
Less:
Net loss on sale of securities	—	(4)	—	—	—
Total operating revenue	$22,392	$21,767	$21,965	$20,913	$20,869
Efficiency ratio	68.04%	66.95%	69.55%	67.07%	67.45%